Exhibit 99.1
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            SNYDER COMMUNICATIONS COMPLETES SPIN-OFF OF VENTIV HEALTH


BETHESDA, Md.--(BUSINESS WIRE)--Sept. 27, 1999--Snyder Communications, Inc. (NYSE:SNC) today announced the completion of its spin-off of Ventiv Health Inc. as an independent publicly traded company. Commencing September 28, 1999 Ventiv will begin trading on the Nasdaq Stock Market under the ticker symbol: VTIV.

Ventiv Health is a leading global provider of sales and marketing solutions for the life sciences industry, with clients including the leading pharmaceutical, biotechnology, medical device and diagnostics companies throughout the world.

Snyder Communications, Inc. is one of the leading providers of integrated marketing communications, interactive services and advertising in the world. Snyder's Brann Worldwide offers comprehensive direct marketing, database modeling, data warehousing, and other technology solutions. Snyder's circle.com provides an entire range of interactive capabilities, extending from front-end Internet Website development through to the back-end e-commerce systems. Snyder's Arnold Worldwide provides advertising, creative and public relations services through its global network. Snyder's Bounty SCA Worldwide offers global consumer access and insight through its proprietary channels.

Snyder Communications has offices throughout the United States, Canada, the United Kingdom, France, Italy, Hungary, Germany, and the Netherlands. Visit the Snyder Communications Website at www.snyder.com.




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